EXHIBIT 99.1

PRESS RELEASE

FOR MORE INFORMATION, CALL:

DONALD E. NIGBOR, PRESIDENT                                     FEBRUARY 8, 2000
OR
CARY T. FU
EXECUTIVE VICE PRESIDENT
(409) 849-6550


                                                      FOR IMMEDIATE RELEASE


                 BENCHMARK ELECTRONICS REPORTS RECORD REVENUE
                        FOR THE QUARTER AND YEAR ENDED
                              DECEMBER 31, 1999

ANGLETON, TX, FEBRUARY 8, 2000 - Benchmark Electronics, Inc. (NYSE:BHE) announced earnings of $1,293,000 (diluted earnings of 8 cents per share) on record sales revenue of $338,801,000 for the quarter ended December 31, 1999, as compared to earnings of $4,713,000 (diluted earnings of 38 cents per share) on sales revenue of $143,738,000 for the comparable period of 1998. Cash earnings per share for the quarter were $.19 on a fully diluted basis. Cash earnings per share is calculated by adding back the goodwill amortization net of the tax effect.

      Benchmark's sales for the year ended December 31, 1999 were $877,839,000 as compared to sales of $524,065,000, an increase of 67% over sales a year ago. For the year ended December 31, Benchmark earned $11,974,430 (diluted earnings of 80 cents per share) during 1999 as compared to net income of $16,372,000 (diluted earnings of $1.35 per share) in 1998. Results for the quarter and the year ended December 31, 1999 include the results of operations of AVEX Electronics, Inc. and its subsidiaries and certain affiliates, which were acquired by Benchmark on August 24, 1999, from the date of the acquisition.

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      Donald E. Nigbor, president and CEO of Benchmark Electronics, Inc.
commented: "We are pleased with the progress we made during this past quarter. Our people have shown unparalleled commitment to customer satisfaction during a period of unprecedented growth and challenge. These efforts have generated significant opportunities for new quotations for both existing and new customers. Our recent program wins should ramp during the latter part of 2000 with significant growth in 2001."

      In addition, the Company recorded a correction to previously reported earnings for the third quarter of 1999 in order to reflect an extraordinary charge of $1.296 million, net of tax, in that quarter, relating to the early extinguishment of indebtedness that occurred as part of financing the AVEX acquisition. As corrected, earnings after extraordinary items for the third quarter of 1999 were $39,533, rather than the $1,336,221 previously reported.

QUARTER HIGHLIGHTS

      o  Fourth quarter revenue grew by 47% over the prior quarter.

      o Accounts receivable decreased by $33 million in the fourth quarter to $196 million.

      o Inventories increased by $13 million in the fourth quarter to $214 million compared to $201 million at the end of September. The primary causes for increased inventories were the increase of hub inventories and the ramping of new programs.

      o Several new programs were booked--most significantly a medical customer selected Benchmark as its' manufacturing solution and a computer customer awarded Benchmark a new program.

      o The Guadalajara, Mexico operation has moved to the new building with a total of approximately 160,000 square feet.

      o Customer focus at acquisition sites has improved and is evidenced by recent program wins.

      This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "expect," "estimate," "anticipate," "predict, " and similar expressions, and the negatives of such expressions, are intended

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to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark's Form 8-K dated August 24, 1999 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

      Benchmark Electronics, Inc. is a leading independent provider of electronics manufacturing and engineering services to original equipment providers in the telecommunication, enterprise computer and peripherals, high-end video/audio/entertainment, industrial control, testing and instrumentation, computer, and medical device markets. Benchmark's global operations include 14 facilities in 8 countries. Benchmark's Common Stock trades on the New York Stock Exchange under the symbol BHE.

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                  BENCHMARK ELECTRONICS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                      THREE MONTHS ENDED                     YEAR ENDED
                                                                          DECEMBER 31,                       DECEMBER 31,
                                                                -------------------------------     -------------------------------
                                                                     1999              1998              1999               1998
                                                                -------------      ------------     -------------      ------------
Net sales ..................................................    $ 338,801,345       143,737,769       877,838,540       524,065,077
Cost of sales ..............................................      316,579,982       129,157,944       810,309,375       472,354,251

     Gross profit ..........................................       22,221,363        14,579,825        67,529,165        51,710,826

Selling, general and administrative expenses ...............       13,207,308         4,922,129        32,476,575        17,680,338
Amortization of goodwill ...................................        2,980,504           909,711         6,429,575         3,310,661

     Operating income ......................................        6,033,551         8,747,985        28,623,015        30,719,827

Other income (expense):
     Interest expense ......................................       (4,756,231)       (1,030,018)       (9,696,301)       (4,393,528)
     Other .................................................          283,672           151,337         1,349,764           563,738
Total other expense, net ...................................       (4,472,559)         (878,681)       (8,346,537)       (3,829,790)

     Income before income taxes and extraordinary item .....        1,560,992         7,869,304        20,276,478        26,890,037

Income tax expense .........................................          267,785         3,156,543         7,005,360        10,517,567

     Income before extraordinary item ......................        1,293,207         4,712,761        13,271,118        16,372,470

Extraordinary item - loss on extinguishment of debt ........             --                --          (1,296,688)             --

     Net income ............................................    $   1,293,207         4,712,761        11,974,430        16,372,470
                                                                =============     =============     =============     =============

Earnings per share:
     Basic .................................................    $        0.08              0.41              0.85              1.41
                                                                =============     =============     =============     =============
     Diluted ...............................................             0.08              0.38              0.80              1.35
                                                                =============     =============     =============     =============

Weighted average number of shares outstanding:

     Basic .................................................       16,399,126        11,618,865        14,081,235        11,594,271
                                                                =============     =============     =============     =============
     Diluted ...............................................       16,849,459        12,499,844        15,009,842        12,098,349
                                                                =============     =============     =============     =============

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